FOR IMMEDIATE RELEASE

  Audiovox Corporation Announces Delay in Filing of its Fiscal 2004 Form 10-K

Hauppauge, NY...March 1, 2005...Audiovox Corporation (NASDAQ: VOXX) today announced that it expects to file its Form 10-K for the fiscal 2004 period on or before March 31, 2005.

The fiscal 10-K filing date was to have been February 28th, 2005 as a result of a Form 12b-25 filing with the Securities and Exchange Commission (SEC) requesting an extension on the filing of its Form 10-K for fiscal 2004. The delay is due to the fact that the Company's auditors require additional time to complete the fiscal 2002 audit of Audiovox and its subsidiaries. The fiscal 2002 audit includes Audiovox Communications Corporation, the net assets of which were sold to UTStarcom in November of last year.

The Company anticipates that it will receive a delisting notice from Nasdaq when it does not file on time. Management has indicated that upon receiving notice from Nasdaq, it will request a hearing before a Nasdaq Listing Qualification Panel to review the Staff Determination in accordance with NASD Marketplace Rule 4800 Series. As a result, the delisting of the Company's securities will be stayed until the hearing is held and a determination is made. The Company is taking all necessary steps to ensure regulatory compliance is met.

About Audiovox
Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets, mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements or other corporate actions. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended November 30, 2003 and Form 10-Q for the fiscal 2004 third quarter ended August 31, 2004.

Company Contact:                    Public and Investor Relations Contact:
C. Michael Stoehr, SVP/CFO          Glenn Wiener
Audiovox Corporation                GW Communications
(631) 231-7750                      (212) 786-6011 or gwiener@GWCco.com


                          Exhibit 99.1